Exhibit 99.1
ASCENT MEDIA CORPORATION SHAREHOLDERS APPROVE SALE OF CONTENT
DISTRIBUTION BUSINESS TO ENCOMPASS
Englewood, CO — February 24, 2011 — Ascent Media Corporation (“Ascent”) (Nasdaq: ASCMA) announced that at a special shareholders’ meeting held today, the shareholders of Ascent approved the proposal to sell Ascent’s Content Distribution business, pursuant to a definitive agreement (“Agreement”) dated December 2, 2010, to Encompass Digital Media, Inc. (“Encompass”). Encompass is a leader in digital media services and operates two of the largest independent broadcast facilities in the U.S.
Ascent shareholders as of the close of business on January 24, 2011 were entitled to vote at the meeting. A total of approximately 17,204,593 votes, representing approximately 82% of the total outstanding voting power were present, in person or by proxy, at the meeting. More than 77.2% of Ascent’s outstanding voting power voted in favor of the agreement, and therefore the proposal was approved.
Subject to the satisfaction of certain conditions set forth in the Agreement, the transaction is expected to close on or about February 28, 2011.
About Ascent Media Corporation
Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiary, Monitronics International, Inc., one of the nation’s largest, fastest-growing home security alarm monitoring companies. On December 31, 2010, Ascent completed the previously announced sale of the Creative Services and Media Management Services business units operated by Ascent Media Group, LLC, and its subsidiaries (“AMG”). The Content Distribution business, the sale of which was the subject of the Special Meeting, was also previously a unit of AMG.
About Encompass Digital Media, Inc.
Encompass, a leader in digital media services, owns and operates two of the largest, independent broadcast facilities in the U.S. in Los Angeles and Atlanta. Total media solutions include network origination; cable neighborhood platforms; centralcasting; disaster recovery; satellite and fiber transmissions (full time and occasional use); a fleet of satellite uplink trucks; digital media encoding services; digital file transfers via satellite, fiber and IP; emergency communications; governmental SATCOM; production studios; and video production services.

Forward Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the potential sale of the Content Distribution divisions and other matters that are not historical facts. These forward looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, Ascent’s ability to satisfy the conditions to the sale of the Content Distribution division. These forward looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-Q and 10-K and any subsequently filed Form 8-K for additional information about Ascent, as well as our definitive proxy statement relating to the disposition of the former operations of Ascent Media Group, LLC, and its subsidiaries. Nothing discussed in this presentation shall constitute a solicitation of proxies relating to the announced disposition.
Contact:
Erica Bartsch
Sloane & Company
ebartsch@sloanepr.com
212-446-1875